Exhibit 10.4

Dated [—], 2014

Abengoa, S.A.

and

Abengoa Yield plc

FINANCIAL SUPPORT AGREEMENT

Table of Contents

Contents		Page

1	Line of Credit	1

2	Guarantees and Letters of Credit	2

3	Representations and Warranties of Abengoa	2

4	Representations and Warranties of Yield	3

5	Term and Termination	4

6	Applicable Law and Forum	4

7	Communications	5

8	Assignment	6

9	Enurement	6

10	No Third Party Beneficiaries	6

11	Limitation of Liability	6

12	Entire Agreement	7

13	Invalidity of Provisions	7

14	Amendments	7

15	Further Assurances	7

16	Counterparts	8

i

FINANCIAL SUPPORT AGREEMENT

This Financial Support Agreement (“Agreement”) is made as of the [—] day of [—], 2014 by and between:

(1)	Abengoa, S.A., a company organized under the laws of the Kingdom of Spain (“Abengoa”); and

(2)	Abengoa Yield plc, a public limited company incorporated and registered in England and Wales (“Yield”).

Whereas:

(A)	Yield and its Subsidiaries (as defined below) have relied upon Abengoa for financial assistance in the past, including for liquidity and the issuance of letters of credit and guarantees under agreements to which Yield and its Subsidiaries are parties.

(B)	in connection with the initial public offering of Yield (the “Offering”), both Abengoa and Yield propose to enter into this Agreement, whereby (i) Abengoa will agree to provide a line of credit to Yield and to maintain existing letters of credit and guarantees for the benefit of Yield and its Subsidiaries on the terms and conditions set forth herein; and (ii) Yield will agree to maintain excess cash at Abengoa’s central treasury.

(C)	This Agreement shall become effective on the closing date of Yield’s initial public offering of ordinary shares (the “Effective Date”).

Now, therefore, in accordance with the foregoing recitals, and as consideration for the mutual covenants, agreements and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1	Line of Credit

1.1	Abengoa agrees that it shall establish for a period extending to the fifth anniversary of the Effective Date a fully committed revolving line of credit (the “Credit Line”) for Yield in the principal amount of Fifty Million U.S. Dollars (U.S.$50,000,000.00) (the “Credit Limit”), subject to the terms set forth in this Section 1. Yield will be permitted to pay distributions to shareholders out of Available Cash so long as no default or event of default under the Credit Line has occurred and is continuing at the time of such distribution (or would result therefrom).

1.2	Abengoa’s commitment to provide the Credit Line is subject to: (i) the consummation of the Offering; (ii) the preparation, execution and delivery of mutually acceptable loan documentation, mutually agreed among the parties including events of default that are customary for this type of financing; and (iii) Yield’s maintenance of any available cash up to a maximum amount of Twenty Million U.S. Dollars ($20,000,000.00) at Abengoa’s central treasury, for so long as the Credit Line is in place and has not been terminated pursuant to its terms. For purposes hereof, “Available Cash” shall mean cash on the balance sheet of Yield that is not subject to any contractual restriction for its use or allocation.

1.3	In the event that the Credit Line has been fully drawn, Abengoa agrees to make a good faith effort to accommodate any requests for additional funding taking into positive consideration the achievement of Yield´s business objectives.

2	Guarantees and Letters of Credit

2.1	Under this Agreement, “Guarantees” means all guarantees and letters of credit (besides guarantees and letters that have been provided in connection with any O&M and EPC Agreements) that (i) have been provided by Abengoa or any of its Affiliates (meaning with respect to the person in question, any other person that, directly or indirectly, controls, is controlled by or is under common control with, such person) on behalf of or for the benefit of Yield and/or its Subsidiaries and (ii) are outstanding on the Effective Date. Subject to the terms and conditions set forth herein, Abengoa hereby agrees that it shall ensure that each Guarantee shall remain outstanding in accordance with its terms for a period of five years from the anniversary of the date hereof (the “Term”). “Subsidiaries” means, with respect to any person, (i) any other person that is directly or indirectly controlled by such person, (ii) any trust in which such person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such person holds all of the interests other than the interests of any general partner, managing member or similar person.

2.2	Upon the elapse of such five years period, Abengoa will have the right to release such Guarantees and, in the event that Abengoa exercises such right, Yield shall provide each beneficiary of such Guarantees with an alternative remedy or guarantee.

2.3	Abengoa and Yield agree to review the outstanding Guarantees from time to time with a view to achieving the independent functioning of Yield and mutually agree any outstanding Guarantees desirable for replacement (“Strategic Guarantees”). Yield agrees that it shall use commercially reasonable efforts to replace any Strategic Guarantees with a view to operating independently from Abengoa.

2.4	To the extent that Abengoa is required to pay any amounts under any Guarantee, Yield hereby agrees to reimburse Abengoa promptly upon demand for the full amount of such payments, together with interest at the Default Rate from the date of Abengoa’s payment through the date of reimbursement by Yield. The “Default Rate” means, as of any date of determination, the prevailing one-month LIBOR rate as quoted on the Bloomberg BTMM screen on such date of determination, plus 250 bps per annum.

3	Representations and Warranties of Abengoa

Abengoa hereby represents and warrants as follows:

3.1	it is validly organized and existing under the laws of the Kingdom of Spain;

3.2	it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

3.3	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

3.4	the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its governing instruments, or under any mortgage, lease, agreement or other legally binding instrument, permit or applicable law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on Abengoa’s business, assets, financial condition or results of operations;

3.5	no authorization, consent or approval, or filing with or notice is required in connection with the execution, delivery or performance by it of this Agreement; and

3.6	this Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

4	Representations and Warranties of Yield

Yield hereby represents and warrants as follows:

4.1	It is validly organized and existing under the laws of England and Wales;

4.2	It holds such permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such permits might be cancelled

4.3	it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

4.4	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

4.5	the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its governing instruments, or under any mortgage, lease, agreement or other legally binding instrument, permit or applicable law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of Yield as a whole;

4.6	no authorization, consent or approval, or filing with or notice to any person is required in connection with the execution, delivery or performance by it of this Agreement (besides compliance with all SEC and FSA requirements);; and

4.7

this Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity

5	Term and Termination

5.1	Term. This Agreement will remain in effect until the fifth (5th) anniversary of the Effective Date.

5.2	Termination. This Agreement may be terminated prior to the expiration of the Term:

5.2.1	by Yield, in its sole discretion, upon providing thirty (30) days’ written notice to Abengoa;

5.2.2	by Abengoa if after the third anniversary of the Effective Date it owns, directly or indirectly, less than 20% of the total outstanding limited partner interests of Yield, upon providing 180 days’ written notice to Yield.

5.2.3	by either party, if the other party materially breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching party within thirty (30) days after the breaching party’s receipt of written notice of such breach; or

5.2.4	by either party, effective immediately, if the other party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property.

5.3	Effect of Term and Termination. Upon expiration of the Term or the earlier termination of this Agreement, (i) the obligations of Abengoa to maintain any Guarantees under this Agreement, shall cease, and Yield shall ensure, at their sole cost and expense, the termination of such Guarantees, (ii) at the option and upon the demand of Abengoa (all in accordance with the loan documentation referred to in 1.2), all amounts then due and owing by Yield hereunder shall become due and payable, and guarantees then outstanding shall be cash collateralized or otherwise collateralized in amount and nature as requested by Abengoa, and (iii), should Abengoa opt not to terminate it, the Credit Line shall continue to be governed by its terms

6	Applicable Law and Forum

6.1	Governing Law

The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

6.2	Mutual Waiver of Jury Trial

AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

6.3	Consent to Jurisdiction and Service of Process

EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

7	Communications

Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next business day, (iii) one business day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three (3) business days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the addresses specified below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. Notices and other communications will be addressed as follows:

If to Abengoa Yield:

Abengoa Yield plc

[—]

Attn: [—]

Facsimile: [—]

If to Abengoa:

Abengoa, S.A.

Campus Palmas Altas

1 Energía Solar Street

Seville, Spain

Attn: [—]

Facsimile: [—]

8	Assignment

8.1	This Agreement shall not be assigned by Abengoa without the prior written consent of Yield, except (i) in the case of assignment to a person that is Abengoa’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as Abengoa is bound under this Agreement, or (ii) to an Affiliate of Abengoa or a person that is, in the reasonable and good faith determination of the majority of the independent directors of Yield, an experienced and reputable provider of financial support, in which case the Affiliate or assignee shall be bound under this Agreement and by the terms of the assignment in the same manner as Abengoa is bound under this Agreement.

8.2	This Agreement shall not be assigned by Yield without the prior written consent of Abengoa, except in the case of assignment by Yield to a person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as Yield is bound under this Agreement.

8.3	Any purported assignment of this Agreement in violation of this Section 8 shall be null and void.

9	Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10	No Third Party Beneficiaries

The agreement of Abengoa to provide the Line of Credit and provide and maintain the Guarantees hereunder for the account of Yield and its Subsidiaries on the terms and conditions set forth in this Agreement, is solely for the benefit of Yield and its Subsidiaries and no other person or entity shall have any rights hereunder against Abengoa or with respect to the extension of support contemplated hereby.

11	Limitation of Liability

NOTWITHSTANDING ANYTHING ELSE SET OUT HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT WHETHER THE

CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF, KNOWS OF OR SHOULD KNOW OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

12	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

13	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

14	Amendments

Any amendment to this Agreement may be made only by a written instrument executed by all parties to this Agreement.

15	Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

16	Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

(Signature pages follow)

In witness whereof, the parties hereto caused this Agreement to be executed by their respective duly authorized representatives as of the day and year above written.

ABENGOA YIELD PLC

By:
Name:
Title:

ABENGOA, S.A.

By:
Name:
Title:

[Signature Page to Financial Support Agreement]